Exhibit 99.2

[Horace Mann Educators Corporation logo]

Contact information:

Ryan Greenier,

  Vice President, Investor Relations

217-788-5738

HORACE MANN ESTIMATES IMPACT

OF SECOND QUARTER CATASTROPHES

SPRINGFIELD, Ill., July 19, 2012 — Horace Mann Educators Corporation (NYSE:HMN) estimates its financial impact from weather-related catastrophe activity during the three months ended June 30, 2012 will total $28 million to $30 million before tax (approximately $0.44 to $0.47 per share after tax). This range includes the estimated incurred losses and loss adjustment expenses from 13 catastrophe events that occurred during the quarter, the most significant being a prolonged stretch of severe weather in the central and eastern U.S. that occurred at the end of June. The events also included hail and other storm activity in late April and in the month of May. The company’s catastrophe losses for the three months ended June 30, 2011 were $55.0 million before tax, or $0.90 per share after tax.

“The significant weather-related claims from the severe storm system at the end of June, combined with a number of less costly weather events in April and May, resulted in a level of catastrophe losses significantly higher than our expectations,” said Peter H. Heckman, President and Chief Executive Officer. “As always, Horace Mann clients can be assured that we are here to help them through the claims process and will make every effort to ensure timely and equitable claims settlements.”

“Excluding catastrophes, underlying earnings, in total, continue to meet our expectations in 2012; however, as a result of the significant level of catastrophe losses in the quarter, we are lowering our estimate of full-year 2012 net income before realized investment gains and losses to between $1.55 and $1.75 per share from our previously estimated range of $1.80 to $2.00 per share,” stated Heckman. “This estimate assumes that catastrophe losses for the remaining six months of the year will be in a more normal range — consistent with our initial expectations.”

Webcast Conference Call

Horace Mann will release its second quarter 2012 earnings on Wednesday, July 25, 2012 at approximately 4:15 p.m. Eastern Time. The earnings press release will be available shortly thereafter within the Investor Relations section of the Company’s website at investors.horacemann.com. Management will host a conference call to discuss the financial results on Thursday, July 26, 2012 at 10:00 a.m. Eastern Time.

The call will be simulcast over the Internet. It is suggested that those wishing to listen to the Internet simulcast log-on to the call 15 minutes in advance to register for access to the call and download any required audio software. The call will be archived for on-demand replay. The archived call may be accessed via the Internet at investors.horacemann.com through August 24, 2012, or via telephone, 855-859-2056, ID 12792334 through August 3, 2012.

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2012 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements. The information contained in this press release includes financial measures which are based on methodologies other than United States generally accepted accounting principles (“GAAP”). Additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.

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